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                                   Exhibit 21



            List of Subsidiaries of State Auto Financial Corporation

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                                   Exhibit 21



                             List of Subsidiaries of
                        State Auto Financial Corporation




State Auto Property and Casualty Insurance Company, a South Carolina corporation

State Auto National Insurance Company, an Ohio corporation

Stateco Financial Services, Inc., an Ohio corporation

Strategic Insurance Software, Inc., an Ohio corporation

Milbank Insurance Company, a South Dakota corporation

Farmers Casualty Insurance Company, an Iowa corporation

Mid-Plains Insurance Company, an Iowa corporation

State Auto Insurance Company of Ohio (formerly known as State Auto Insurance Company), an Ohio corporation

518 Property Management and Leasing, LLC, an Ohio limited liability company